               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                Millennium Chemicals Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[Logo]

230 Half Mile Road
P.O. Box 7015
Red Bank, New Jersey 07701-7015
Tel: (732) 933-5000  Fax: (732) 933-5240

Laporte Road
Stallingborough, Grimsby
North East Lincolnshire DN40 2PR
England
Tel: 0345 662663

                                                                   April 7, 1999

Dear Fellow Shareholder:

     It is my pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of Millennium Chemicals Inc. This meeting will be held on Friday, May 14, 1999, at The Oyster Point Hotel in Red Bank, New Jersey, beginning at 10:00 a.m. The notice of Annual Meeting and the Proxy Statement accompanying this letter describe the formal business to be acted upon by the shareholders at the meeting. The meeting will also feature a report on the Company's performance and on our vision for the future.

     Regardless of the number of shares you hold, it is important that your shares be represented at the meeting. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE. Alternatively, certain shareholders are entitled to vote by telephone and certain others are entitled to vote through the Internet. If you are entitled to vote by telephone or through the Internet, your proxy card or voting instruction card will include instructions telling you how to do so. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

     For your convenience, directions to the Annual Meeting are on the inside back cover of this Proxy Statement. I look forward to seeing you at the Annual Meeting. If you are unable to attend and have access to the Internet, you may view a live broadcast of the Annual Meeting, or a recorded broadcast thereafter, on our website at the web address below.

                                                  WILLIAM M. LANDUYT
                                                  WILLIAM M. LANDUYT
                                                  Chairman and
                                                  Chief Executive Officer

                   Web Address http://www.millenniumchem.com

                                   [Logo]

                              ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1999

                              ----------------
     Notice is hereby given that the 1999 Annual Meeting of Shareholders (the 'Annual Meeting') of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), will be held at The Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Friday, May 14, 1999, beginning at 10:00 a.m., local time, for the following purposes:

          1. To elect two directors to serve until the Annual Meeting of Shareholders in 2002 and until their successors are duly elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999; and

          3. To consider any other matter that may properly come before the Annual Meeting.

     Only holders of record of the Company's Common Stock, par value $.01 per share, at the close of business on March 31, 1999, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

                                        By Order of the Board of Directors,

                                        GEORGE H. HEMPSTEAD, III
                                        Senior Vice President -- Law and
                                        Administration
                                        and Secretary

April 7, 1999

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET.

                                     [LOGO]

                           -------------------------
                                PROXY STATEMENT
                           -------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Millennium Chemicals Inc., a Delaware corporation (the 'Company'), of proxies for use at the Annual Meeting of Shareholders of the Company (the 'Annual Meeting'), to be held at The Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Friday, May 14, 1999, at 10:00 a.m., Eastern Daylight Time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 7, 1999.

                                     VOTING

     Only shareholders of record at the close of business on March 31, 1999 (the 'Record Date'), are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $.01 per share, of the Company (the 'Common Stock'), held by them on that date at the Annual Meeting or any postponement or adjournment thereof. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of the Record Date, 77,873,586 shares of Common Stock were outstanding.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of a plurality of the votes cast at the Annual Meeting in person or by proxy is required for the election of directors. The approval of any other proposal to be considered at the Annual Meeting requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy. Both abstentions and broker non-votes will count toward a quorum. Abstentions with respect to a given proposal (other than the election of directors) will be counted as 'against' the proposal. Broker non-votes with respect to a given proposal will not be counted as either 'for' or 'against' it, but will reduce the number of shares needed for a majority decision.

     Registered shareholders (shareholders whose shares are registered in their own name) may vote by telephone by following the instructions included with their proxy cards. Shareholders who hold their shares in 'street name' (i.e., through a broker, bank or other nominee) may vote by telephone or through the Internet if their proxy card includes instructions regarding telephone or Internet voting. 'Street name' shareholders who have questions regarding voting by telephone or though the Internet should contact their broker, bank or other nominee. Shareholders who vote by telephone or through the Internet should not return their proxy cards.

     Participants in the Millennium Chemicals Savings and Investment Plan; the Millennium Chemicals Supplemental Savings and Investment Plan (the 'Supplemental Savings Plan'); the Kaiser Cement Savings and Profit Sharing Plan; the Lee Ranch Coal Company Retirement and Savings Plan; the Equistar Chemicals, LP Savings and Investment Plan; and, the Equistar Chemicals, LP Retirement, Income and Savings Plan for Represented Employees may vote shares of Common Stock allocated to them under such plans by instructing the relevant plan trustee, either by mail or by telephone as indicated on the proxy card mailed to such participants. Such instructions must be received prior to 3:00 p.m. (Eastern Daylight Time) on May 11, 1999. If proper instructions are not received by such time, the relevant plan trustee will vote shares in the same proportion that it votes shares for which it received timely instruction.

                           OWNERSHIP OF COMMON STOCK

CERTAIN BENEFICIAL OWNERS

     The following are the only persons known by the Company as of April 1, 1999, to own beneficially more than 5% of the outstanding Common Stock as of the Record Date.

                              NAME AND ADDRESS                                 NUMBER OF      PERCENT
                            OF BENEFICIAL OWNER                                 SHARES        OF CLASS
----------------------------------------------------------------------------   ---------      --------
Sanford C. Bernstein & Co., Inc. ...........................................   9,789,631(1)     12.6
  767 Fifth Avenue
  New York, New York 10153
Barrow, Hanley, Mewhinney & Strauss, Inc. ..................................   9,491,044(2)     12.2
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429
Capital Research and Management Company ....................................   5,689,000(3)      7.3
  333 South Hope Street
  Los Angeles, California 90071

------------

(1) Based on a Schedule 13G filed with the Securities and Exchange Commission (the 'SEC'), dated February 5, 1999, Sanford C. Bernstein & Co., Inc. has sole voting power over 5,653,101 shares, shared voting power over 968,338 shares and sole dispositive power over 9,789,631 shares.

(2) Based on a Schedule 13G filed with the SEC on February 12, 1999, Barrow, Hanley, Mewhinney & Strauss, Inc. ('Barrow Hanley') has sole voting power over 1,267,133 shares, shared voting power over 8,223,911 shares and sole dispositive power over 9,491,044 shares. Vanguard Windsor Funds-Windsor II Fund ('Vanguard') filed a Schedule 13G with the SEC, dated February 10, 1999. Vanguard disclosed in its Schedule 13G that it has sole voting and shared dispositive power over 7,933,742 shares. Vanguard and Barrow Hanley have confirmed in writing to the Company that the 7,933,742 shares disclosed in Vanguard's Schedule 13G as beneficially owned by Vanguard are managed by Barrow Hanley and are included in the 9,491,044 shares disclosed as beneficially owned by Barrow Hanley in its Schedule 13G.

(3) Based on a Schedule 13G filed with the SEC on February 11, 1999, Capital Research and Management Company has sole dispositive power over 5,689,000 shares.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table, which is based upon information provided to the Company, sets forth the beneficial ownership of Common Stock, as of March 15, 1999, by each of the directors, each of the executive officers named in the Summary Compensation Table included under 'Executive Compensation' or who serve on the Company's Operations Committee, and all directors and executive officers as a group.

                                                                        NUMBER OF SHARES       % OF
                                                                          BENEFICIALLY        SHARES
                                NAME                                         OWNED          OUTSTANDING
---------------------------------------------------------------------   ----------------    -----------
William M. Landuyt...................................................         586,637(a)       *
Robert E. Lee........................................................         402,326(b)       *
Lord Baker...........................................................           2,998(c)       *
Worley H. Clark, Jr..................................................           2,569(c)       *
Martin D. Ginsburg...................................................           2,427(c)       *
Lord Glenarthur......................................................           2,640(c)       *
David J. P. Meachin..................................................           2,427(c)       *
Martin G. Taylor.....................................................          10,998(c)       *
Peter P. Hanik.......................................................         187,941(d)       *
George H. Hempstead, III.............................................         269,761(e)       *
Richard A. Lamond....................................................         124,141(f)       *
John E. Lushefski....................................................         254,374(g)       *
George W. Robbins....................................................         265,338(h)       *
All directors and executive officers as a group (19 persons,
  including the foregoing)...........................................       2,427,622           3.1

------------

*   Represents less than 1%.

 (a) Includes 448,053 shares of restricted Common Stock awarded under the Company's Long Term Stock Incentive Plan (the 'Stock Incentive Plan'), of which 336,040 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 7,693 shares of Common Stock held in the Company's 401(k) plan for Mr. Landuyt's account as of January 31, 1999; 1,925 shares of Common Stock held for Mr. Landuyt's account in the Company's Supplemental Savings Plan; 105,149 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 13,832 shares are subject to forfeiture in accordance with the provisions of the Company's Annual Performance Incentive Plan (the 'Annual Performance Plan'); and, 2,890 shares of Common Stock held in two trusts for Mr. Landuyt's children, as to which Mr. Landuyt disclaims beneficial ownership.

 (b) Includes 313,637 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 235,228 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 7,230 shares of Common Stock held in the Company's 401(k) plan for Mr. Lee's account as of January 31, 1999; 1,686 shares of Common Stock held for Mr. Lee's account in the Supplemental Savings Plan; 68,633 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, all of which are vested; and, 9 shares owned directly by members of Mr. Lee's immediate family, as to which Mr. Lee disclaims beneficial ownership.

 (c) Includes 1,074 shares issued on October 1, 1998; 682 shares issued on October 1, 1997; and, 671 shares issued on October 30, 1996, under the Stock Incentive Plan in partial payment of annual Directors' fees.

 (d) Includes 163,441 shares of restricted Common Stock awarded in 1997 and 1998 under the Stock Incentive Plan, of which 122,581 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 6,440 shares of Common Stock held in the Company's 401(k) plan for Mr. Hanik's account as of January 31, 1999; 57 shares of Common Stock held for Mr. Hanik's account in the Supplemental Savings Plan; and, 7,294 shares of Common Stock held

                                              (footnotes continued on next page)

(footnotes continued from previous page) in the Company's Salary and Bonus Deferral Plan, all of which are vested. In addition, Mr. Hanik had received 22,402 shares of restricted Common Stock in October 1996 under the Stock Incentive Plan, all of which vested automatically pursuant to their terms on December 1, 1997, as a result of the closing on such date of the Equistar Chemicals, LP ('Equistar') joint venture transaction.

 (e) Includes 224,026 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 168,020 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 9,838 shares of Common Stock held in the Company's 401(k) plan for Mr. Hempstead's account as of January 31, 1999; 389 shares of Common Stock held for Mr. Hempstead's account in the Supplemental Savings Plan; and, 25,351 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 8,623 shares are subject to forfeiture in accordance with the provisions of the Annual Performance Plan and the Hanson Industries 1996 Long Term Incentive Plan.

 (f) Includes 117,922 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 88,442 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 6,059 shares of Common Stock held in the Company's 401(k) plan for Mr. Lamond's account as of January 31, 1999; and, 14 shares of Common Stock owned by Mr. Lamond's son, as to which Mr. Lamond disclaims beneficial ownership.

 (g) Includes 224,026 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 168,020 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 12,988 shares of Common Stock held in the Company's 401(k) plan for Mr. Lushefski's account as of January 31, 1999; 803 shares of Common Stock held for Mr. Lushefski's account in the Supplemental Savings Plan; and, 13,158 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 4,283 shares are subject to forfeiture in accordance with the provisions of the Annual Performance Plan.

 (h) Includes 224,026 shares of restricted Common Stock awarded under the Stock Incentive Plan, of which 168,020 are subject to vesting pursuant to performance criteria and the remainder are subject to time vesting; 14,521 shares of Common Stock held in the Company's 401(k) plan for Mr. Robbins' account as of January 31, 1999; 1,539 shares of Common Stock held for Mr. Robbins' account in the Supplemental Savings Plan; 23,634 shares of Common Stock held in the Company's Salary and Bonus Deferral Plan, of which 5,147 shares are subject to forfeiture in accordance with the Hanson Industries 1996 Long Term Incentive Plan; and, 371 shares held in a trust account in a relative's name of which he is the trustee and as to which he disclaims beneficial ownership.

                              CORPORATE GOVERNANCE

     The Company has been publicly owned since its demerger (i.e., spin-off) from Hanson PLC ('Hanson') on October 1, 1996 (the 'Demerger'). Hanson effected the Demerger by paying to its shareholders a dividend consisting of all of the then-outstanding shares of Common Stock.

     Although incorporated in Delaware, the Company is, and will be, centrally managed and controlled in the United Kingdom (the 'U.K.') until at least October 1, 2001, the fifth anniversary of the Demerger. During this period, the Company's Board of Directors is, and will be, the medium through which strategic control and policy-making powers are exercised, and Board meetings almost invariably will be held in the U.K. These corporate governance arrangements are consistent with an agreement entered into by the Company and Hanson in connection with the Demerger. This agreement provides that, for such five-year period, the Company will not take, or fail to take, any action that would result in a breach of, or constitute non-compliance with, certain representations and undertakings made by Hanson to the U.K. Inland Revenue in order to obtain clearance as to the tax-free treatment of the Demerger dividend for Hanson and its shareholders (the Company's initial public shareholders) for U.K. tax purposes.

     There are no restrictions on the location of the Company's shareholder meetings, which (as in the case of this Annual Meeting) may be held in the United States.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors has established five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Nominations Committee and a Public Affairs Committee. Directors who are also officers or employees of the Company are not permitted to serve on the Audit, Compensation or Nominations Committees. The functions of these standing committees are as follows:

          Audit Committee. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting and internal controls. It recommends to the Company's Board of Directors the appointment of a firm of independent accountants to audit the Company's financial statements. The Audit Committee also reviews with representatives of the independent accountants the scope of the audit of the Company's financial statements, results of audits, audit costs and recommendations with respect to internal controls and financial matters. It also reviews non-audit services rendered by the Company's independent accountants and periodically meets with and receives reports from the Company's principal financial and accounting officers. The Committee currently consists of Lord Baker, David J. P. Meachin and Martin G. Taylor (Chairman) and met four times in 1998.

          Compensation Committee. The Compensation Committee sets the compensation of all executive officers, establishes policies concerning stock ownership by executive officers and administers the Company's executive compensation plans and programs, including the Stock Incentive Plan and the Annual Performance Plan (including approving performance targets and awards under such plans). It also reviews the competitiveness of the Company's management and director compensation and benefit programs and reviews principal employee relations policies and procedures. All members of the Compensation Committee are intended to be 'Non-Employee Directors' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). The Committee currently consists of Worley H. Clark, Jr. (Chairman), Lord Glenarthur and David J. P. Meachin and met four times in 1998.

          Executive Committee. The Executive Committee has the authority to act for the full Board between regularly-scheduled Board meetings with respect to such matters as may be lawfully delegated by the Board under Delaware law. The Committee currently consists of Lord Baker, Lord Glenarthur, William M. Landuyt (Chairman) and Martin G. Taylor and met three times in 1998.

          Nominations Committee. The Nominations Committee has authority to nominate directors to fill vacancies on the Board and to nominate directors to serve as members, including chairmen, of committees of the Board. The duties of the Nominations Committee include determining the desirable balance of expertise and composition of the Board, seeking out possible candidates to fill positions on the Board, attracting qualified candidates to the Board, reviewing management's slate of directors to be elected by shareholders at each annual meeting of shareholders and recommending to the Board the inclusion of the slate in the Company's proxy statements. The Nominations Committee will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company at least 60 days prior to the date of the applicable annual meeting and include certain information as required by the Company's by-laws. The Committee currently consists of Lord Baker (Chairman), Martin D. Ginsburg and Martin G. Taylor. The Committee met once in 1998.

          Public Affairs Committee. The Public Affairs Committee reviews the Company's policies and practices concerning health, safety and environmental matters and provides strategic direction with respect to such matters. The Committee is responsible for ensuring that effective risk and crisis management procedures are in place and that there are adequate procedures and checks and balances to promote ethical business behavior. The Committee also provides oversight within the Company regarding work force diversity and other such responsibility issues. The Committee currently consists of Worley H. Clark, Jr., Martin D. Ginsburg (Chairman) and Robert E. Lee and met twice during 1998.

DIRECTORS' REMUNERATION AND ATTENDANCE AT MEETINGS

     Directors who are also full-time employees of the Company do not receive additional compensation for their services as directors. Non-employee directors received a cash retainer of $30,000 per annum for the period from the Demerger to September 30, 1997; $45,000 per annum for the period from October 1, 1997, to September 30, 1998; and, $40,000 per annum since October 1, 1998. In addition, pursuant to the Stock Incentive Plan, each non-employee director serving on October 31, 1996, automatically was granted on such date 671 shares of Common Stock (the number determined by dividing $15,000 by the average closing price of the Common Stock during the 20 business days following the Demerger); each non-employee director serving on October 1, 1997, automatically was granted on such date 682 shares of Common Stock (the number determined by dividing $15,000 by the closing price of the Common Stock on September 30, 1997); and, each non-employee director serving on October 1, 1998, automatically was granted on such date 1,074 shares of Common Stock (the number determined by dividing $20,000 by the closing price of the Common Stock on September 30, 1998). On October 1, 1999, and each October 1 thereafter, each non-employee director serving on such date automatically will be granted the number of shares of Common Stock determined by dividing one-half of the annual cash retainer in effect on such date by the closing price of the Common Stock on the business day immediately preceding such date. Non-employee directors are reimbursed for all reasonable expenses incurred in connection with Board and Committee meetings. The Company also pays the premiums on directors' and officers' liability and travel accident insurance policies for directors.

     The Board held five meetings in 1998. All directors attended at least 75% of the total number of meetings of the Board and the Committees on which they served.

                 BUSINESS TO BE ACTED UPON BY THE SHAREHOLDERS
                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. The terms of two directors expire at the Annual Meeting. The terms of the other six directors continue after the Annual Meeting. The shareholders are being asked to vote on the election of the two directors whose terms expire at the Annual Meeting, to serve until the Annual Meeting of Shareholders in 2002 and until their successors are duly elected and qualified. Set forth below is biographical information concerning each nominee for re-election as a director at this Annual Meeting, as well as each member of the Board of Directors who is continuing in office.

     All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy card is signed and returned but no specification is made, the shares represented by proxy will be voted for the election of the two directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominee and for such other person as they may select.

     THE NOMINEES HAVE BEEN RECOMMENDED TO THE COMPANY'S BOARD OF DIRECTORS BY THE NOMINATIONS COMMITTEE OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' ELECTION OF THE TWO NOMINEES IDENTIFIED BELOW.

                       NOMINEES FOR ELECTION AS DIRECTORS
                    TERM EXPIRING AT THE 2002 ANNUAL MEETING

     Mr. Landuyt, 43, has served as Chairman of the Board and Chief Executive Officer of the Company since the Demerger. He has served as President of the Company since June 1997. Mr. Landuyt was a Director and the President and Chief Executive Officer of Hanson Industries (which managed the United States operations of Hanson before the Demerger) from June 1995 until the Demerger, a Director of Hanson from 1992 until September 29, 1996, Finance Director of Hanson from 1992 to May 1995, and Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. He joined Hanson Industries in 1983. Mr. Landuyt is a member and a Co-Chairman of the Partnership Governance Committee of Equistar. He is also a director of Bethlehem Steel Corporation and the Chemical Manufacturers Association.

     Mr. Taylor, 64, has served as a Director of the Company since the Demerger. He was an executive of Hanson from 1969 until his retirement in 1995, a Director of Hanson between 1976 and 1995 and Vice Chairman of Hanson between 1988 and 1995. Mr. Taylor served as an executive of Dow Chemical Company (U.K.) from 1963 to 1969, as a director of UGI Plc from 1979 to 1982 and as a Director of The Securities Association LTD from 1987 to 1990. He is a Director of National Westminster Bank Plc and Vickers Plc and Deputy Chairman of Charter plc.

                         DIRECTORS CONTINUING IN OFFICE
                  TERM CONTINUES UNTIL THE 2000 ANNUAL MEETING

     Lord Baker, 64, has served as a Director of the Company since the Demerger. Lord Baker has been a Member of the House of Lords in the U.K. since 1997. He served as a member of Parliament in the U.K. between 1968 and 1997, as U.K. Secretary of State for the Environment from 1985 to 1986, as U.K. Secretary of State for Education and Science from 1986 to 1989, as Chairman of the U.K. Conservative Party from 1989 to 1990 and as U.K. Secretary of State for the Home Office from 1990 to 1992. He is a Director of Hanson and Inter Hopper Ltd. and an adviser to ICL plc; The Blackstone Group; Scottish Telecom; Wavetek, Wandel and Goltermann Inc.; SCT International Limited; Moorfield Estates; and, Cross Border Enterprises, L.L.C.

     Professor Ginsburg, 66, has served as a Director of the Company since October 8, 1996. He has been Professor of Law at Georgetown University Law Center since 1980. Professor Ginsburg is of counsel to the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), which has provided legal services to the Company from time to time.

     Mr. Meachin, 58, has served as a Director of the Company since the Demerger. Mr. Meachin has been Chairman, Chief Executive and founder of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991. He was a Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1981 to 1991. Mr. Meachin is a Director of The Spartek Emerging Opportunities of India Fund, Vice Chairman of the University of Cape Town Fund in New York and a Director and past Chairman of the British American Educational Foundation.

                  TERM CONTINUES UNTIL THE 2001 ANNUAL MEETING

     Lord Glenarthur, 54, has served as a Director of the Company since the Demerger. He was an executive of Hanson between October 1989 and the Demerger, including Deputy Chairman of Hanson Pacific Limited between March 1994 and February 1998. Lord Glenarthur served as the U.K. Parliamentary Under-Secretary of State at the Department of Health and Social Security from 1983 to 1985 and at the Home Office from 1985 to 1986, as Minister of State for Scotland from 1986 to 1987, and as U.K. Minister of State for Foreign and Commonwealth Affairs from 1987 to 1989. He was Chairman of St. Mary's Hospital NHS Trust from 1991 to 1998 and remains a Special Trustee of St. Mary's Hospital. He is Chairman of the British Helicopter Advisory Board, the European Helicopter Association and the International Federation of Helicopter Associations and is a Council Member of The Air League. He is also a director of Whirlybird Services Limited in the U.K.

     Mr. Clark, 66, has served as a Director of the Company since the Demerger. He was President and Chief Executive Officer of Nalco Chemical Company from 1982 until his retirement in 1994 and

Chairman of Nalco Chemical Company from 1984 until such retirement. Mr. Clark serves on the Board of Directors of Merrill Lynch & Co., Inc.; Bethlehem Steel Corporation; USG Corporation; Ultramar Diamond Shamrock Corporation; and, Fort James Corporation. He is a Trustee of The Rush Presbyterian-St. Luke's Medical Center and the Field Museum of Natural History.

     Mr. Lee, 42, has served as President and Chief Executive Officer of Millennium Inorganic Chemicals Inc., a subsidiary of the Company, since June 1997. He served as President and Chief Operating Officer of the Company from the Demerger until June 1997. He has served as a Director of the Company since the Demerger. Mr. Lee was a Director and the Senior Vice President and Chief Operating Officer of Hanson Industries from June 1995 until the Demerger, an Associate Director of Hanson from 1992 until the Demerger, Vice President and Chief Financial Officer of Hanson Industries from 1992 to June 1995, Vice President and Treasurer of Hanson Industries from 1990 to 1992, and Treasurer of Hanson Industries from 1987 to 1990. He joined Hanson Industries in 1982.

       ITEM 2  -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of PricewaterhouseCoopers LLP as independent accountants to examine and audit the Company's financial statements for 1999. PricewaterhouseCoopers LLP (formerly known as Price Waterhouse LLP) has served as the Company's independent accountants since the Demerger in 1996. If the shareholders do not ratify such appointment, it will be reconsidered by the Board. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE 'FOR' RATIFICATION OF SUCH APPOINTMENT.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised entirely of independent, non-employee directors. This report sets forth the Compensation Committee's policies governing compensation of the Company's executive officers, including those named in the Summary Compensation Table, and the relationship of corporate performance to that compensation. In addition, this report discusses the Compensation Committee's role in establishing the Chief Executive Officer's compensation for the past year.

COMPENSATION PHILOSOPHY

     The Compensation Committee is responsible for establishing and administering compensation policies, plans and programs for the officers and employees of the Company and its subsidiaries. In fulfilling this responsibility, the Compensation Committee's policy is to provide strong, direct links among shareholder value, Company and individual performance, and executive compensation, as well as to structure sound compensation programs that attract and retain highly-qualified people. This is done in the context of a compensation program that includes:

          Base Salary. Base salary is intended to provide a stable annual cash compensation at a level consistent with each employee's position and contribution, and competitive in the market with comparable companies.

          Annual Incentive Bonus. The Company's Annual Performance Plan provides executives and other key employees with the opportunity to receive cash bonuses based on the performance of the Company and its business units as measured by performance targets approved at the beginning of each year by the Compensation Committee within the framework of the criteria set forth in the Annual Performance Plan. The performance targets established for 1998 were based on Economic Value Added, or EVA'r', performance measures approved by the Compensation Committee and developed by the Company's management in conjunction with Stern Stewart & Co. The performance targets established for 1999 are also based on EVA'r'. These EVA'r' targets are based on the excess of net operating profit after cash taxes over the estimated total cost of capital employed. As discussed in more detail under 'Annual Bonus Plan,' below, the Compensation Committee determined in 1998 that, commencing with the bonus earned for 1998, annual bonuses will be payable out of a 'bonus bank.'

          Long Term Incentive Compensation. The Company's Stock Incentive Plan provides equity-based compensation to link each executive's compensation to the long-term success of the Company and its subsidiaries, as measured by performance criteria set forth in the plan. All outstanding awards are based on specific value-creation performance targets based either on a cash-flow/return-on-investment formula or on EVA'r', as well as the Company's Common Stock performance relative to the Standard & Poor's Chemical Composite Index ('S&P Chemical Index').

          Stock Ownership Guidelines. In order to align the interests of the Company's management and shareholders, the Compensation Committee has established guidelines for significant personal investment by executive officers and key management in Common Stock, thus encouraging management to take actions that maximize shareholder value.

     The Compensation Committee seeks to ensure that the Chief Executive Officer and other executive officers are compensated in a manner that is consistent with the Company's compensation philosophy, that is competitive with comparable companies when target levels of performance are achieved, and that is equitable within the Company.

     It is the Company's policy to position the base salary of the Company's executives at or near the median levels of compensation for similar positions in comparable companies. It is the Company's policy to position total compensation (base salary plus incentive compensation) of the Company's executives at or near the seventy-fifth percentile of compensation for similar positions in comparable companies and, accordingly, incentive compensation will vary significantly depending on results achieved against performance targets. The targeted levels of compensation for the Company's executives are based in part on surveys of comparable companies conducted by independent consultants. The companies selected for comparison by the independent consultants include, among others, commodity, intermediate and specialty chemical companies that compete with the Company for executive talent. Although many of the companies selected for comparison are included in the S&P Chemical Index, the Company competes for executive talent with a broader group of companies than those in such index. The Compensation Committee reviews the Company's compensation programs annually to ensure that the Company's compensation programs continue to be competitive at the desired levels within the market.

BASE COMPENSATION

     The Compensation Committee reviewed the base salaries of the Company's executive officers and key managers in December 1997 and awarded base salary increases for 1998, taking into account individual performance and responsibilities consistent with the Company's policy to position base salaries at or near the median level of compensation for similar positions in comparable companies. The 1998 salary levels for the executive officers named in the Compensation Table do not, in the Compensation Committee's opinion, significantly deviate from these medians.

ANNUAL BONUS PLAN

     Under the Company's Annual Performance Plan, the Compensation Committee determines the executive officers and other employees who are eligible to receive bonuses under the plan, approves the performance targets for such bonuses and confirms actual performance against such targets.

     The Compensation Committee approved the Annual Performance Plan performance targets for calendar year 1998 for the Company and its business units, based in each case on EVA'r' performance measures (the 'EVA'r' performance targets'). The Compensation Committee also approved the 1998 participants in the Annual Performance Plan and approved the target bonus award (expressed as a percentage of each participant's base salary (the 'reference award')) that could be credited to each participant upon attainment of EVA'r' performance targets. The actual bonus award credited to each participant for 1998 depended upon actual performance in 1998 compared to the EVA'r' performance targets, and thus a participant could have been credited a fraction of, or a multiple of, his or her reference award. The Compensation Committee established the following 1998 reference awards for the individuals named in the Summary Compensation Table: Mr. Landuyt -- 130% of base salary; Mr. Lee -- 100% of base salary; and, Messrs. Robbins, Hempstead and Lushefski -- 90% of base salary.

     The Compensation Committee also approved the implementation of a 'bonus bank' for bonus awards, commencing with the bonus earned for 1998. The bonus bank provides that all bonuses earned by an employee under the Annual Performance Plan will be credited to a 'bonus account,' with employees receiving a designated percentage of that bonus account each year. The purpose of the bonus account is to smooth bonus payments over a longer period of time, encouraging longer-term planning and action. To implement the plan, the payment percentages will be 66-2/3%, 50% and 40% of the balance in the bonus account in the first, second and third years of the program, respectively, and one-third in each year thereafter. Each participant's bonus account will be pre-funded with fifty percent of his or her reference award in each of the first four years of implementation.

     Although 1998 was a very good year for the Company's titanium dioxide and fragrance businesses and the Company generated cash and reduced debt, making its current stock repurchase program possible, it was a very challenging year for the acetyl business and Equistar. EVA'r' for the Company in 1998 was $29 million, down from $104 million in 1997. Earnings per share, excluding non-recurring items, fell to $1.46 from $2.64 in 1997. Pro-forma earnings before interest, tax, depreciation and goodwill amortization ('EBITDA') was $502 million in 1998 compared to $683 million in 1997. As a result of the Company's performance in 1998 compared to the EVA'r' performance targets approved by the Compensation Committee at the beginning of 1998, Messrs. Landuyt, Hempstead and Lushefski, whose bonuses were based on the EVA'r' performance of the entire Company, earned bonuses for 1998 that were significantly less than bonuses earned in 1997. Because Messrs. Lee and Robbins were entitled to bonuses based in part on the EVA'r' performance of Millennium Inorganic Chemicals Inc. and Millennium Specialty Chemicals Inc., respectively, and in part on the EVA'r' performance of the entire Company, they earned bonuses for 1998 that constituted a larger percentage of their reference awards than Messrs. Landuyt, Hempstead and Lushefski.

     Accordingly, the Compensation Committee reviewed the actual performance of the Company and its business units in 1998 compared to the EVA'r' performance targets established at the beginning of 1998 and approved crediting Messrs. Landuyt, Hempstead and Lushefski's bonus accounts with awards equal to 12% of their respective reference awards and Messrs. Lee and Robbins's bonus accounts with awards equal to 144% and 59.5% of their reference awards, respectively. Accordingly, under the bonus account formula and taking into account the prefunding described above, Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski were entitled to bonuses for 1998 equal to $435,240, $666,067, $253,602, $141,360 and $125,364, respectively. Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski elected in November 1997 to defer 100%, 50%, 50%, 40% and 25%, respectively, of their 1998 bonuses into Common Stock under the Salary and Bonus Deferral Plan.

LONG TERM STOCK INCENTIVE PLAN

     On October 8, 1996, the Compensation Committee approved awards to the Chief Executive Officer and 31 other executive officers and key employees, without consideration (other than par value, as required by applicable law), of an aggregate of 2,184,256 shares of performance-based restricted stock ('performance-based stock awards') and 728,066 shares of time-vested restricted stock. The value of the awards to the Chief Executive Officer and the other 'named executive officers' are included in the Summary Compensation Table. Subsequent to October 8, 1996, the Compensation Committee approved an aggregate of 340,994 performance-based stock awards and 113,664 shares of time-vested restricted stock to 13 executive officers (not including any executive named in the Compensation Table) and key employees who have been hired or promoted since October 8, 1996. An aggregate of 470,456 performance-based stock awards and 156,811 shares of time-vested restricted stock held by employees of Millennium Petrochemicals Inc. (but not any executive named in the Compensation Table) vested automatically on December 1, 1997, as a result of the Equistar joint venture, which constituted a change-in-control (as defined) under the Stock Incentive Plan for employees of Millennium Petrochemicals Inc. (but not for employees of the Company or any subsidiary of the Company other than Millennium Petrochemicals Inc.).

     Twenty-five percent of the total initial award of restricted stock to each employee was time-vested restricted stock and 75% of such initial award was performance-based stock. The awards of time-vested restricted stock vest in three equal installments (i.e., 8-1/3% of the total initial award in each installment) on October 8, 1999, 2000 and 2001. The performance-based stock awards may be earned in three equal 25% installments, based upon the level of achievement of value-creation performance goals and a comparison of the Company's Common Stock performance relative to the S&P Chemical Index, as approved in each case by the Compensation Committee at the time of the grant, for the three-, four- and five-year performance periods, respectively, commencing on January 1, 1997. Value creation will be determined pursuant to a cash-flow/return-on-investment formula for performance-based stock awards granted to employees other than those employed by Millennium Petrochemicals Inc., and on EVA'r' for employees of Millennium Petrochemicals Inc. To compare the Company's Common Stock performance relative to the S&P Chemical Index, the total shareholder return on the Company's Common Stock is compared to the total shareholder return on the common stock of the companies in the S&P Chemical Index over the relevant performance period, including, in each case, the reinvestment of all dividends. In the event the ultimate earned award for any performance period, as measured by the value-creation formula and Common Stock performance targets, exceeds 100% of the targeted value represented by the performance-based stock awards earned for such period, the Company will make a cash award, outside the Stock Incentive Plan, equal to the excess value earned, which will be paid at the same time and in the same percentages as such stock vests.

     The performance-based stock awards provide that, at the end of the relevant performance period, 50% of the earned portion of the stock award will fully vest and be released from additional vesting restrictions and the remainder will vest in five equal annual installments commencing on the first anniversary of the end of the relevant performance period, subject to forfeiture under certain circumstances. If the executive is employed by the Company upon a change-in-control (as defined), or if, during the 180-day period before a change-in-control (the 'Pre-Change-in-Control Period'), the executive's employment is terminated by the executive for good reason (as defined) or the executive had his employment terminated by the Company without cause (as defined) or as a result of his death or disability (as defined), all performance-based stock awards and time-vested restricted stock awards then still subject to forfeiture will immediately vest upon the change-in-control. The restricted stock awards also provide that if the executive's employment with the Company is terminated prior to a change-in-control and not during a Pre-Change-in-Control Period by reason of his death or disability, at the time of such termination there shall vest: (i) any time-vested restricted stock award that is not vested on the date of such termination (ii) any earned unvested performance-based stock award for any completed performance period, and (iii) at the end of the applicable performance period, a pro-rata portion of any earned performance-based stock award for a performance period that has commenced but not yet ended on the date of such termination; and, if the executive's employment is terminated by the Company without cause prior to a change-in-control and not during a Pre-Change-in-Control Period, there shall vest: (i) any earned unvested performance-based stock award for any completed performance period, and (ii) at the end of the applicable performance period, a pro-rata portion of any earned peformance-based stock award for a performance period that has commenced but not yet terminated on the date of such termination.

     The Company generally has analyzed the particular type of benefit or award and the rationale for granting such benefit or award in deciding whether it will seek to qualify the benefit or award as performance-based compensation under
Section 162(m) of the Code and expects to continue to do so in the future. Amounts awarded under the Annual Performance Plan, as well as the performance-based stock awards under the Stock Incentive Plan, are earned based on the achievement of performance targets determined by the Compensation Committee. It is intended that these performance-based awards will qualify for the 'performance-based compensation' exception under Section 162(m) of the Code.

STOCK OWNERSHIP

     In order to promote an ownership perspective on the part of the Company's executive officers and management employees and to link the return realized by management on their personal assets to the return realized by the Company's shareholders, the Board of Directors and the Compensation Committee established stock ownership guidelines (exclusive of the value of Common Stock which may be earned under the Stock Incentive Plan) for the 30 executive officers and senior management employees of the Company and its subsidiaries who hold restricted stock awards under the Stock Incentive Plan. These executive officers and senior managers are expected to achieve targeted ownership levels of Common Stock, ranging from a value of 75% of annual base salary to 300% of annual base salary, within a five-year period. This target would require holdings of Common Stock (in addition to Common Stock that may be earned under the Stock Incentive Plan) aggregating more than $12.5 million, based on 1998 base salary levels. As of March 15, 1999, the 30 executive officers and senior managers owned shares of Common Stock with a market value at such date in excess of $10 million (including shares purchased as a result of deferred salaries and bonuses under the Salary and Bonus Deferral Plan but not restricted Common Stock). The Compensation Committee will review progress toward achievement of these ownership guidelines on an annual basis. The table below shows the market value of Common Stock owned by the members of the Company's Operations Committee (including members of their immediate family) as of March 15, 1999 (including shares purchased under the Salary and Bonus Deferral Plan but not restricted Common Stock), as a percentage of their 1998 base salaries, and the targeted ownership levels for these executives. The Company does not loan money to its executives to facilitate purchases of Common Stock, but requires the executives to invest their personal assets (including compensation deferrals) to achieve the targeted ownership levels.

                                                                                  MARKET VALUE OF
                                                           REQUIRED OWNERSHIP    COMMON STOCK OWNED
                                                              GOAL AS % OF          AS % OF 1998
                                                                 SALARY                SALARY
                                                           ------------------    ------------------
William M. Landuyt......................................           300                   325
Robert E. Lee...........................................           300                   327
George H. Hempstead, III................................           250                   229
John E. Lushefski.......................................           250                   171
George W. Robbins.......................................           250                   202
Peter P. Hanik..........................................           250                   131
Richard A. Lamond.......................................           200                    53

     The Company also encourages ownership of Common Stock by employees generally and has established, in addition to the Company's 401(k) plan and Supplemental Savings Plan that partially match employee contributions with Common Stock, a Long Term Incentive Plan that awards participants with Common Stock based on performance measured by EVA'r', Employee Stock Purchase Plans and a Salary and Bonus Deferral Plan. In addition, the Company has established a Save As You Earn (SAYE) program and a Profit Sharing Plan for its U.K. employees, a 'Plan D'Epargne' for its French employees and a Salary Deferral Plan for its Australian employees.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     In establishing Mr. Landuyt's base salary for 1998, the Compensation Committee considered the salaries of chief executive officers of other chemical companies and other companies of similar size and complexity and the fact that Mr. Landuyt had declined to be considered for any increase in his base compensation in 1997 as compared to 1996. They also considered Mr. Landuyt's performance and the Company's challenging business environment and determined to award him a salary increase for 1998 equal to 3.8% of his 1997 salary.

     As discussed in detail under 'Annual Bonus Plan,' above, as a result of the Company's performance in 1998, as measured by EVA'r' performance measures established by the Compensation Committee at the beginning of 1998, Mr. Landuyt was entitled to a bonus under the Annual Performance Plan of $435,240, equal to 54% of his 1998 salary. Mr. Landuyt elected in November

1997 to defer his entire 1998 bonus into Common Stock under the Company's Salary and Bonus Deferral Plan. Mr. Landuyt had also deferred all of his 1997 bonus into Common Stock under this plan.

     Mr. Landuyt received a performance-based stock award and a time-vested restricted stock award under the Stock Incentive Plan shortly after the Demerger, as well as the potential to receive a cash bonus outside the plan if the Company's performance exceeds the value represented by the performance-based stock award. Under the Stock Ownership Guidelines, he was given in October 1996 a target of owning Common Stock within five years with a value equal to 300% of his base salary (exclusive of the value of Common Stock that may be earned under the Stock Incentive Plan). As of March 15, 1999, he owned (together with members of his immediate family) shares of Common Stock (including shares purchased under the Salary and Bonus Deferral Plan, some of which are subject to forfeiture, but excluding restricted Common Stock) with a market value equal to 325% of his 1998 base salary. The Compensation Committee believes that these equity arrangements will create the desired mutuality of interest between the Chief Executive Officer and the Company's shareholders, as the ultimate reward to the Chief Executive Officer from these equity arrangements will be based upon the success of the Company.

                                          Respectfully submitted,

                                          WORLEY H. CLARK, JR., Chairman
                                          LORD GLENARTHUR
                                          DAVID J. P. MEACHIN

COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the performance of the Company's Common Stock with the performance of the S&P 500 Index and the S&P Chemical Index over the period from October 2, 1996, when regular-way trading in the Common Stock commenced on the New York Stock Exchange, through December 31, 1998, the end of the Company's most recent fiscal year. The graph assumes that $100 was invested on October 2, 1996, in each of the Company's Common Stock, the S&P 500 Index and the S&P Chemical Index, and that all dividends were reinvested. The stock performance shown in the graph is included in response to the SEC's requirements and is not intended to forecast or be indicative of future performance.

                                    [GRAPH]

                     Millennium     S&P Chemical    S&P 500
                   Chemicals Inc.      Index         Index
October 2, 1996       100.00           100.00        100.00
December 31, 1996      78.45           103.48        107.28
December 31, 1997     106.78           125.68        143.03
December 31, 1998      92.54           115.84        183.81

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the compensation for 1998, 1997 and 1996 of the individuals who were the Company's five most highly compensated executive officers in 1998, including Mr. Landuyt, the Chief Executive Officer. Prior to the Demerger, these individuals were compensated pursuant to Hanson's plans and policies.

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                    ANNUAL                -------------------------------------------
                                                 COMPENSATION              RESTRICTED     LTIP
          NAME AND PRINCIPAL            ------------------------------       STOCK       PAYOUTS       ALL OTHER
             POSITION (1)               YEAR   SALARY($)   BONUS($)(2)    AWARDS($)(3)   ($)(4)    COMPENSATION($)(5)
--------------------------------------  ----   ---------   -----------    ------------   -------   ------------------
William M. Landuyt....................  1998     810,000       435,240               0         0           25,801
     Chairman and Chief                 1997     780,000     2,121,600               0   159,574           25,181
     Executive Officer                  1996     780,000       537,420      10,000,000    28,379           21,126
Robert E. Lee.........................  1998     515,000       666,067               0   102,596           11,670
     President and Chief                1997     490,000     1,332,800               0    65,891           25,590
     Executive Officer,                 1996     490,000       612,500       7,000,000    62,272           18,836
     Millennium Inorganic
     Chemicals Inc.
George W. Robbins.....................  1998     386,000       253,602               0    49,681           14,102
     President and Chief                1997     371,000       471,001               0    70,186           13,114
     Executive Officer,                 1996     350,000       304,168       5,000,000    66,332            9,263
     Millennium Specialty
     Chemicals Inc.
George H. Hempstead, III..............  1998     380,000       141,360               0    35,917           20,913
     Senior Vice President-             1997     365,000       744,600               0    68,434           19,457
     Law and Administration             1996     340,000       318,750       5,000,000    64,675           19,153
     and Secretary
John E. Lushefski.....................  1998     337,000       125,364               0    48,681           22,712
     Senior Vice President              1997     322,000       656,800               0    27,398           22,107
     and Chief Financial                1996     310,000       322,107       5,000,000    25,893           20,546
     Officer

------------

(1) Prior to the Demerger, Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski held positions with Hanson.

(2) The 1997 bonus amounts shown in this column for Messrs. Landuyt, Lee, Hempstead and Lushefski include bonus awards earned in 1997 under the Annual Performance Plan of $561,600, $352,800, $197,100 and $173,880, respectively, to be paid out in cash in three equal annual installments in February 1999, 2000 and 2001, plus interest thereon, subject to forfeiture under certain circumstances if the executive is not employed by the Company or its subsidiaries on the payment date. In addition, prior to the Demerger, bonuses were awarded based on Hanson's fiscal year, which ended on September
    30. Accordingly, the 1996 bonus amounts shown in this column include the bonuses earned in the twelve-month period ended September 30, 1996. The amounts shown in this column for 1996 also include bonuses earned for the three-month stub period between the Demerger and December 31, 1996, of $195,000, $122,500, $41,668, $63,750 and $58,125 for Messrs. Landuyt, Lee,
    Robbins, Hempstead and Lushefski, respectively. Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski elected to defer 100%, 50%, 50%, 40% and 25%, respectively, of their 1998 bonuses into Common Stock under the Salary and Bonus Deferral Plan. Messrs. Landuyt, Lee, Hempstead and Lushefski elected to defer 100%, 100%, 40% and 25%, respectively, of their 1997 bonuses into Common Stock under the Salary and Bonus Deferral Plan.

(3) The number of shares of restricted stock awarded during 1996 under the Stock Incentive Plan was as follows: Mr. Landuyt -- 448,053, of which 336,040 are subject to the attainment of performance goals and the remainder of which are subject to time vesting; Mr. Lee -- 313,637, of which 235,228

                                              (footnotes continued on next page)

(footnotes continued from previous page) are subject to the attainment of performance goals and the remainder of which are subject to time vesting; and for each of Mr. Robbins, Mr. Hempstead and Mr. Lushefski -- 224,026, of which 168,020 are subject to the attainment of performance goals and the remainder of which are subject to time vesting. At December 31, 1998, the fair market value of these restricted stock awards was as follows: Mr. Landuyt -- $8,905,053; Mr.
    Lee -- $6,233,535; and, for each of Mr. Robbins, Mr. Hempstead and Mr. Lushefski -- $4,452,517. In addition, dividends accrue on these restricted stock awards from the date of grant and will be paid, to the extent such restricted shares are earned, as and when the underlying shares are distributed to the executives upon the lapse of the restrictions relating thereto.

(4) Prior to the Demerger, Mr. Landuyt was a participant in a Hanson long-term deferred incentive plan. At the Demerger, he was entitled to receive `L'48,026 (approximately $75,113 at the Noon Buying Rate on October 1, 1996) under such plan. Subsequent to the Demerger, Hanson credited Mr. Landuyt with an additional `L'66,593 ($104,152) deferred incentive award under this plan in respect of his 1996 fiscal-year bonus. In connection with the demerger by Hanson of its energy business in February 1997 (the 'Energy Demerger'), Hanson terminated this deferred incentive plan. Accordingly, Mr. Landuyt received `L'17,193 ($28,379) in December 1996 as a normal distribution under the plan and `L'97,426 ($159,574) shortly following such termination. Amounts shown as 'LTIP Payouts' in 1996 and 1997 for Messrs. Lee, Robbins, Hempstead and Lushefski represent payments in such years of one-third of their account balances under the Hanson Industries 1993 Long-Term Incentive Plan, which was terminated with regard to future grants as of September 30, 1995. In addition, these four executive officers were credited in January 1998 with awards of $294,000, $262,500, $153,000 and $139,500, respectively, under the Hanson Industries 1996 Long Term Incentive Plan (the 'Hanson LTIP'), to be paid out in cash in three equal installments in December 1998, 1999 and 2000, plus interest thereon, subject to forfeiture under certain circumstances if the executive is not employed by the Company or its subsidiaries on the payment date. One-third of the credited Hanson LTIP awards became vested on December 15, 1998. Amounts shown as 'LTIP Payouts' in 1998 for Messrs. Lee and Lushefski represent payments of the vested one-third portion of such credited awards, plus interest thereon. Messrs. Robbins and Hempstead elected to defer all of their Hanson LTIP awards into Common Stock under the Company's Salary and Bonus Deferral Plan. The amount shown as 'LTIP Payouts' in 1998 for Messrs. Robbins and Hempstead represent the value of such Common Stock when it became vested on December 15, 1998, based on the closing price of the Common Stock on the New York Stock Exchange on such date. The remaining two-thirds of such credited awards were not paid or vested and were still subject to forfeiture at December 31, 1998, and accordingly are not included in the amounts shown as 'LTIP Payouts' in this column. Mr. Landuyt did not participate in the Hanson LTIP.

(5) The amounts shown in this column include the matching employer contributions made under the Company's defined contribution plans for each of Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski of $5,000 in 1998, $4,750 in 1997 and $4,500 in 1996. Such contributions, prior to the Demerger, were invested in Hanson American Depositary Shares pursuant to the terms of such plan. Subsequent to the Demerger, all matching employer contributions have been invested in Common Stock. The amounts shown in this column also include the dollar value of insurance premiums paid by or on behalf of the employer with respect to disability insurance benefits and automobile usage fees. Excluded are certain health, medical and other non-cash benefits provided to the individuals named above that are available generally to all salaried employees.

HANSON OPTION EXERCISES IN 1998

     The following table sets forth the number and value of the Ordinary Shares of Hanson covered by stock options issued by Hanson and held on December 31, 1998, by Mr. Landuyt. As a result of the Demerger, all such options are exercisable. Mr. Landuyt did not acquire any shares pursuant to option exercises in 1998. Messrs. Lee, Robbins, Hempstead and Lushefski did not acquire any shares pursuant to option exercises in 1998 or hold any options on December 31, 1998.

                     OUTSTANDING HANSON OPTIONS AT YEAR-END

                                                                 NUMBER OF SECURITIES (1)     VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED      IN THE MONEY OPTIONS
                                                                   OPTIONS AT YEAR-END            AT YEAR-END
                                                                --------------------------    --------------------
William M. Landuyt...........................................             194,048                   $375,211

------------

(1) Adjusted to reflect Hanson's demerger of U.S. Industries, Inc., the Demerger, the Energy Demerger, the demerger of Hanson's tobacco business and the 1-for-8 consolidation of Hanson's Ordinary Shares.

RETIREMENT PLANS

     Prior to January 1, 1999, each of the Company's operating subsidiaries and the Company's corporate office sponsored its own pension benefit plan and supplemental executive retirement plan. These plans were traditional final average pay pension plans. Effective January 1, 1999, the Company converted these final average pay pension plans to a single Pension Equity Plan for employees at the Company's corporate office and all operating subsidiaries and a Supplemental Executive Retirement Plan (the 'Supplemental Retirement Plan') for executives and key managers at the corporate office and operating subsidiaries. Substantially all full-time United States nonunion employees of the Company and its subsidiaries who are at least 21 years old and have completed one year of service with the Company or certain of the Company's subsidiaries are eligible to participate in the Pension Equity Plan. Executives and key managers with Pension Equity Plan benefits that exceed the limitation set forth in Section 415 or 401(a)(17) of the Code are eligible to participate in the Supplemental Retirement Plan. Employees become vested in their benefits after five years of service. Normal retirement typically will be the later of age 65 or five years of service; however, employees who work beyond their normal retirement age will continue to accrue benefits.

     The following tables set forth the annual benefits upon retirement at age 65, without regard to statutory maximums, for various combinations of final average earnings and lengths of service which would be payable to the individuals named in the Summary Compensation Table under the respective plans in which they participate assuming they retired in 1998 at the age of 65.

MILLENNIUM CHEMICALS INC. PENSION PLANS

     The following table shows the estimated annual retirement benefits that would be payable to Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski under the Pension Equity Plan and the Supplemental Retirement Plan (collectively, the 'Pension Plans'). Messrs. Landuyt, Lee, Robbins, Hempstead and Lushefski have 16, 17, 17, 17 and 14 years of service, respectively, under the Pension Plans.

                    MILLENNIUM CHEMICALS INC. PENSION PLANS

                                      ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
                          ------------------------------------------------------------------------------
     FINAL 5-YEAR                      10
  AVERAGE EARNINGS(1)     5 YEARS     YEARS     15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
-----------------------   -------    -------    --------    --------    --------    --------    --------
$  500,000.............   $11,741    $27,005    $ 49,313    $ 82,188    $115,063    $147,938    $180,813
$  600,000.............   $14,089    $32,405    $ 59,175    $ 98,625    $138,075    $177,526    $216,976
$  700,000.............   $16,438    $37,806    $ 69,038    $115,063    $161,088    $207,113    $253,138
$  800,000.............   $18,786    $43,207    $ 78,900    $131,500    $184,101    $236,701    $289,301
$  900,000.............   $21,134    $48,608    $ 88,763    $147,938    $207,113    $266,288    $325,464
$1,000,000.............   $23,482    $54,009    $ 98,625    $164,376    $230,126    $295,876    $361,626
$1,100,000.............   $25,830    $59,410    $108,488    $180,813    $253,138    $325,464    $397,789
$1,200,000.............   $28,179    $64,811    $118,350    $197,251    $276,151    $355,051    $433,952
$1,300,000.............   $30,527    $70,212    $128,213    $213,688    $299,164    $384,639    $470,114
$1,400,000.............   $32,875    $75,613    $138,075    $230,126    $322,176    $414,226    $506,277
$1,500,000.............   $35,223    $81,014    $147,938    $246,563    $345,189    $443,814    $542,439
$1,600,000.............   $37,572    $86,415    $157,801    $263,001    $368,201    $473,402    $578,602

------------

(1) Final Average Earnings under the Pension Plans is defined as base salary, annual bonus and long-term incentive plan bonus and is equal to $1,342,452, $1,106,702, $741,265, $681,927 and $575,974 for Messrs. Landuyt, Lee,
    Robbins, Hempstead and Lushefski, respectively.

(2) Benefits under the Pension Plans are computed as follows: Final Average Earnings times the pension accrual for each year of service (maximum 35 years). The pension accruals are as follows:

               PENSION
SERVICE        ACCRUAL
------------   -------
0 - 5            5.00%
6 - 10           6.50%
11 - 15          9.50%
16+             14.00%

     The Pension Equity Plan formula calculates benefits payable as lump sums, which are then converted to life annuity benefits, payable at age 65, using an interest rate of 6.00% and the 1983 GATT mortality table for the above table. The Supplemental Retirement Plan benefit is calculated under this formula without regard to the limitations set forth in Section 415 and 401(a)(17) of the Code. The net Supplemental Retirement Plan benefit is the difference between the benefits calculated under the Pension Equity Plan formula and the Supplemental Retirement Plan formula. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them in the relevant plan document.

GRANDFATHERED PENSION BENEFITS

     When the Company converted its traditional final average pay pension plans to the Pension Equity Plan on January 1, 1999, the Company determined that all employees age 55 and older on that date will be entitled to receive a grandfathered benefit of the greater of the benefit under their former pension plan formula and the new Pension Plans formula. Mr. Hempstead and Mr. Robbins were over 55 on that date. Accordingly, Mr. Hempstead will receive a grandfathered benefit of the greater of the aggregate benefit calculated under the Pension Equity Plan and the Supplemental Retirement Plan, and the aggregate benefit calculated under the old Millennium Chemicals Inc. Pension Plan (the 'Corporate Plan') and the old Corporate Supplemental Executive Retirement Plan (the 'Corporate SERP' and, together with the Corporate Plan, the 'Grandfathered Millennium Chemicals Pension Plans'). The following table shows Mr. Hempstead's estimated annual retirement benefit under the Grandfathered Millennium Chemicals Pension Plans.

                GRANDFATHERED MILLENNIUM CHEMICALS PENSION PLANS

                                                   ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
                 FINAL 5-YEAR                     --------------------------------------------------------
              AVERAGE EARNINGS(1)                 5 YEARS     10 YEARS    15 YEARS    20 YEARS    25 YEARS
-----------------------------------------------   --------    --------    --------    --------    --------
$  600,000.....................................   $ 80,001    $160,002    $240,003    $270,000    $270,000
$  700,000.....................................   $ 93,335    $186,669    $280,004    $315,000    $315,000
$  800,000.....................................   $106,668    $213,336    $320,004    $360,000    $360,000
$  900,000.....................................   $120,002    $240,003    $360,005    $405,000    $405,000

------------

(1) Final Average Earnings under the Corporate Plan includes base salary only. Final Average Earnings under the Corporate SERP includes base salary and bonus earned under the Annual Performance Plan, and is equal to $632,802 for Mr. Hempstead.

(2) Annual Benefits are computed on the basis of straight-life annuity amounts. The pension benefit under the Corporate Plan is calculated as follows (a) plus (b) multiplied by (c), where (a) is the Final Average Earnings times 1.95%; (b) is that portion of Final Average Earnings in excess of Social Security Covered Compensation times .65%; and (c) is years of Credited Service to a maximum of 25 years (the 'Corporate Retirement Plan Formula'). Annual benefits under the Corporate SERP are calculated as follows: (a) minus (b) multiplied by (c), where (a) is Final Average Earnings times 2.67%; (b) is the Social Security Benefit times 2%; and (c) is years of Credited Service to a maximum of 25, provided, however, that the benefit payable under the Corporate SERP shall not exceed 45% of Final Average Earnings. The Corporate SERP benefit is calculated without regard to the limitations set forth in sections 415 and 401(a)(17) of the Code (the 'Corporate SERP formula'). The net Corporate SERP benefit is the difference between the benefits calculated under the Corporate Retirement Plan formula and the Corporate SERP formula. The Social Security offset is not reflected in the above table. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them in the relevant plan document.

     Mr. Robbins will receive a grandfathered benefit of the greater of the aggregate benefit calculated under the Pension Equity Plan and the Supplemental Retirement Plan, and the aggregate benefit calculated under the old Millennium Specialty Chemicals Inc. Salaried Employees' Retirement Plan (the 'MSC Plan') and the Millennium Specialty Chemicals Inc. Supplemental Executive Retirement Plan (the 'MSC SERP' and, together with the MSC Plan, the 'Grandfathered Millennium Specialty Chemicals Pension Plans'). The following table shows Mr. Robbins' estimated annual retirement benefit under the Grandfathered Millennium Specialty Chemicals Pension Plans.

           GRANDFATHERED MILLENNIUM SPECIALTY CHEMICALS PENSION PLANS

                                            ANNUAL BENEFIT FOR YEARS OF CREDITED SERVICE SHOWN(2)
           FINAL 5-YEAR              --------------------------------------------------------------------
       AVERAGE EARNINGS(1)           5 YEARS     10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS
----------------------------------   --------    --------    --------    --------    --------    --------
$  600,000........................   $ 45,000    $ 90,000    $135,000    $180,000    $225,000    $270,000
$  700,000........................   $ 52,500    $105,000    $157,500    $210,000    $262,500    $315,000
$  800,000........................   $ 60,000    $120,000    $180,000    $240,000    $300,000    $360,000
$  900,000........................   $ 67,500    $135,000    $202,500    $270,000    $337,500    $405,000

------------

(1) Final Average Earnings under the Grandfathered Millennium Specialty Chemicals Pension Plans is defined as base salary, annual bonus and long-term incentive plan bonus, and is equal to $741,265 for Mr. Robbins.

(2) Annual Benefits are computed on the basis of straight-life annuity amounts. The pension benefit under the MSC Plan is calculated as follows: (a) minus
    (b) multiplied by (c), where (a) is Final Average Earnings times 1.5%; (b) is the Social Security Benefit times (1/60); and (c) is years of Credited Service to a maximum of 30 years. The MSC SERP benefit is calculated using the above formula without regard to the limitations set forth in Section 415 and 401(a)(17) of the Code. The net MSC SERP benefit is the difference between the benefits under the formula and the MSC SERP formula. The Social Security offset is not reflected in the above table. All capitalized terms used in this paragraph and not otherwise defined have the meanings ascribed to them as in the relevant plan documents.

EXECUTIVE AGREEMENTS

     The following is a summary of the change-in-control agreements (the 'Agreements') that are in effect between each of the individuals named in the Summary Compensation Table and five other executive officers of the Company or a Company subsidiary, on the one hand, and the Company or the Company subsidiary by which each such executive officer is employed (the 'Employer'), on the other hand. Subject to certain surviving rights, the Agreements will terminate on September 30, 2002, provided, that if a Change-in-Control (as defined below) has taken place prior to termination of the Agreements, the Agreements shall continue in full force and effect during the two-year period after a Change-in-Control (the 'Post-Change-in-Control Period'). In addition to providing rights upon a Change-in-Control, the Agreements provide the executives certain rights of indemnification.

     A 'Change-in-Control' is defined in the Agreements as (i) any person (subject to certain exceptions) becoming the 'beneficial owner' (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's outstanding securities; (ii) during any period of two (2) consecutive years (not including any period prior to the consummation of the Demerger), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors of the Company or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company; (iii) the merger or consolidation of the Company with any other corporation (subject to certain exceptions); (iv) approval by the Company's shareholders of a plan of complete liquidation of the Company or the sale of all or substantially all of the Company's assets (subject to certain exceptions); or (v) in the case of executives who are employed by an operating subsidiary of the Company, (x) any person (subject to certain exceptions) becoming the 'beneficial owner' (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the subsidiary representing more than 50% of the combined voting power of its outstanding securities, or (y) the sale of all or substantially all of the assets of such subsidiary (subject to certain exceptions).

     The Agreements provide that if during the 180-day period prior to a Change-in-Control (the 'Pre-Change-in-Control Period') or the Post-Change-in-Control Period (collectively with the Pre-Change-in-Control Period, the 'Change-in-Control Protection Period'), (i) the executive terminates his or her employment for Good Reason (as defined below); (ii) a Change-in-Control occurs and during the Post-Change-in-Control Period the executive, subject to a required 180-day period of continued employment, in certain circumstances, terminates his or her employment for any reason (including death); (iii) the executive's employment is terminated by his or her Employer without Cause or due to disability during the Change-in-Control Protection Period; or, (iv) the executive's employment is terminated by his or her Employer at or after the age of 65 (in certain circumstances) during the Post-Change-in-Control Period, the executive (or, if applicable, the executive's legal representative) shall be entitled to receive (w) in a lump sum within five days after such termination (or, if within the Pre-Change-in-Control Period, within five days after the Change-in-Control) (1) three times the highest annualized base salary paid within 180 days prior to such termination (provided that if the termination is based on disability, such payment shall be offset by the projected disability benefits to be paid by the Employer or by Employer-provided insurance), and (2) three times the highest annual bonus paid or payable to the executive for any of the previous three completed fiscal years by the Employer (with the bonus for any years prior to the date of the Demerger being deemed to equal the executive's maximum bonus target); (x) three years of additional service and compensation credit for pension purposes; (y) three years of the maximum Employer contribution under any type of qualified or non-qualified defined contribution plan; and (z) provision for the executive's and his dependents' health coverage for three years. In addition, if the payment to the executive under the Agreements, together with certain other amounts paid to the executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the Agreements provide that the executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a 'grossed-up' basis.

     In the Agreements, 'Cause' is defined as the executive's (i) willful misconduct with regard to the Employer or its affiliates which has a material adverse effect in the aggregate on the Employer and its affiliates taken as a whole; (ii) refusal to follow the proper written direction of the Board of Directors of the Employer provided that the executive does not believe in good faith that such direction is illegal, unethical or immoral and promptly notifies the appropriate board; (iii) conviction for a felony (subject to certain exceptions); (iv) breach of any fiduciary duty owed to the Employer or its affiliates which has a material adverse effect on the Company and its affiliates taken as a whole; or (v) material fraud with regard to the Employer or its affiliates. 'Good Reason' is defined (subject to certain exceptions) as (i) a material diminution in the executive's position, duties or responsibilities from the executive's highest position held during the Pre-Change-in-Control Period or the assignment of duties or responsibilities inconsistent with such position;
(ii) removal from or the failure of the executive to be re-elected to any of his positions as an officer with the Employer; (iii) relocation of the principal executive offices of the Employer to a location more than 25 miles from where they are located at the time of a Change-in-Control or a relocation by the Employer of executive's principal office away from such principal offices; (iv) if a director during the Pre-Change-in-Control Period, the executive's removal or failure to be re-elected to the Company's Board of Directors; (v) a failure to continue the executive as a participant in, or to continue, any bonus program in which the executive was entitled to participate within the Pre-Change-in-Control Period; (vi) any material breach by a party other than the executive of any provision of the Agreement; (vii) a reduction by the Employer of executive's rate of annual base salary within 180 days prior to a Change-in-Control; or (viii) failure by any successor to the Employer to assume the Agreement.

     The Agreements do not apply to a termination of employment outside of the Change-in-Control Protection Period. The Company's subsidiaries currently maintain customary severance policies applicable to their respective employees.

     In addition to the Agreements, certain other executive officers and management employees of the Company and its subsidiaries have agreements with their respective employers which provide severance protection upon a Change-in-Control substantially similar to that provided by the Agreements, except that (i) amounts payable and benefits provided will be determined by a multiple of two rather than three; (ii) the definitions of 'Cause' and 'Good Reason' in certain instances will have differences that afford the Employer broader rights; and (iii) the rights of the executive upon a Change-in-Control will in certain instances be less.

     Because the Equistar transaction constituted a Change-in-Control of Millennium Petrochemicals under the Millennium Petrochemicals executive agreements, two Millennium Petrochemicals executives have received agreements with provisions similar to those in the Agreements except that such agreements provide additional severance protection even in the absence of a Change-in-Control if the executive's employment is terminated before December 1, 1999, by Millennium Petrochemicals without Cause or by the executive for Good Reason. In addition, one Millennium Petrochemicals executive has an agreement similar to the agreements described in the immediately preceding paragraph except that it provides severance protection even in the absence of a Change-in-Control.

     In addition to the change-in-control provisions under the executive agreements described above, the Stock Incentive Plan and the agreements pursuant to which restricted stock and options have been awarded under the Stock Incentive Plan provide that upon a Change-in-Control of the Company or the Employer, as applicable, restricted stock and options will vest immediately. In addition, the restricted stock held by any employee who is terminated by his Employer without cause (as defined) or due to his disability or death or who terminates his employment for good reason (as defined) within six months prior to a Change-in-Control, will also vest upon the Change-in-Control. Finally, all credited incentive awards that are deferred and subject to forfeiture pursuant to the terms of the Annual Performance Plan, the Hanson LTIP, the Company's 1997 Long Term Incentive Plan and the Company's 1998 Long Term Incentive Plan will become vested and payable upon a Change-in-Control (as defined) of the

Company or the Employer, as applicable, and all amounts deferred under the Company's Salary and Bonus Deferral Plan and Supplemental Savings Plan will become vested and payable.

                                 OTHER MATTERS

     Section 16(a) Beneficial Ownership Reporting Compliance. Section 16 of the Exchange Act ('Section 16') requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or executive officer who failed to file any required report under Section 16 on a timely basis. Based upon that review, the Company has determined that all required reports have been filed on a timely basis except as described below. Mr. Lee deferred 25% of his base salary in each of 1997 and 1998 and 100% and 50% of the bonus he earned in 1997 and 1998, respectively, into Common Stock under the Company's Salary and Bonus Deferral Plan. Mr. Robbins deferred 50% of his 1998 base salary and 50% of the bonus he earned in 1998 into Common Stock under the Salary and Bonus Deferral Plan. Under the SEC's regulations, purchases of stock under such plan with an aggregate value of more than $10,000 in any month must be reported to the SEC by the tenth day of the month following the purchase. Mr. Lee deferred approximately $10,200 of his base salary each month in 1997 and $10,730 each month in 1998, and Mr. Robbins deferred approximately $16,080 of his base salary each month in 1998. The Company filed Common Stock purchase reports with the SEC on behalf of its officers, but the Company has determined that it inadvertently failed to file reports timely on behalf of Mr. Lee for March and April 1997 until June 9, 1997; June 1997 until August 6, 1997; August and September 1997 until November 7, 1997; November and December 1997 until February 12, 1998; January 1998 until March 9, 1998; April and May 1998 until July 10, 1998; and, October 1998 until December 8, 1998. The Company inadvertently failed to file reports timely on behalf of Mr. Robbins for February 1998 until April 9, 1998; April and May 1998 until July 10, 1998; July 1998 until October 13, 1998; and, October 1998 until December 8, 1998. These delayed filings were attributable to the reporting procedures of the Trustee under the Salary and Bonus Deferral Plan and the Company's internal administrative procedures. The Company has revised its procedures so that reports of purchases of Common Stock under the Company's Salary and Bonus Deferral Plan will not be filed late.

     As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Under the rules of the SEC, any proposal of a shareholder submitted for inclusion in the Company's proxy statement for the 2000 Annual Meeting must be received by the Company by December 9, 1999, to be considered. Proposals should be addressed to George H. Hempstead, III, Secretary, Millennium Chemicals Inc., 230 Half Mile Road, P.O. Box 7015, Red Bank, New Jersey 07701-7015.

                             ADDITIONAL INFORMATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Stock. The Company has retained Georgeson & Company Inc. to assist in its solicitation of proxies from shareholders at a cost of $9,500, plus reimbursement of expenses.

     THE COMPANY'S 1998 ANNUAL REPORT TO SHAREHOLDERS, INCLUDING FINANCIAL STATEMENTS, IS ENCLOSED HEREWITH. THE COMPANY WILL FURNISH THE COMPANY'S ANNUAL REPORT ON FORM 10-K OR ANY EXHIBIT TO SUCH ANNUAL REPORT ON FORM 10-K UPON REQUEST BY A SHAREHOLDER DIRECTED TO: INVESTOR RELATIONS, MILLENNIUM CHEMICALS INC., 230 HALF MILE ROAD, P.O. BOX 7015, RED BANK, NEW JERSEY 07701-7015, FOR A FEE LIMITED TO THE COMPANY'S REASONABLE EXPENSES IN FURNISHING ANY EXHIBITS.

                                          By Order of the Board of Directors,

                                          GEORGE H. HEMPSTEAD, III
                                          Senior Vice President -- Law and
                                          Administration
                                          and Secretary

EVA'r' is a registered trademark of Stern Stewart & Co.

                           MILLENNIUM CHEMICALS INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            MAY 14, 1999, 10:00 A.M.

                             THE OYSTER POINT HOTEL
                                146 BODMAN PLACE
                           RED BANK, NEW JERSEY 07707
                             PHONE: (732) 530-8200

DIRECTIONS TO THE OYSTER POINT HOTEL

FROM THE NORTH:

     Follow the Garden State Parkway to Exit 109. Proceed through toll plaza and make a left at the traffic light onto Newman Springs Road. Take jug handle immediately after overpass of Garden State Parkway. Go straight through the traffic light onto Half Mile Road. Take Half Mile Road to its end. Turn right onto West Front Street. Proceed on West Front Street to the third traffic light and turn left onto Bridge Avenue. At the next light, turn right on Route 35 South. In 100 yards (where Route 35 turns sharply to the right), turn left onto Bodman Place. The Oyster Point Hotel is on the right.

FROM THE SOUTH:

     Follow the Garden State Parkway to Exit 109. Proceed straight through the traffic light at the end of the exit ramp onto Half Mile Road. Take Half Mile Road to its end. Turn right onto West Front Street. Proceed on West Front Street to the third traffic light and turn left onto Bridge Avenue. At the next light, turn right on Route 35 South. In 100 yards (where Route 35 turns sharply to the right), turn left onto Bodman Place. The Oyster Point Hotel is on the right.

                                 APPENDIX I
                                 PROXY CARD

                           MILLENNIUM CHEMICALS INC.
                            PROXY/AUTHORIZATION CARD

             Proxy Solicited on Behalf of the Board of Directors of
               the Company for the Annual Meeting of Shareholders
                                  May 14, 1999

The undersigned hereby constitutes and appoints William M. Landuyt, John E. Lushefski and George H. Hempstead, III, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of MILLENNIUM CHEMICALS INC. to be held at The Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, and at any adjournments thereof, and, in their discretion, on all such other matters as may properly come before said meeting.

1. Election of two directors. Nominees for directors are: (1) William M. Landuyt, and (2) Martin G. Taylor.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you vote by telephone, as described on the reverse side, or sign and return this card.

As described in the Proxy Statement, if the undersigned is a participant in certain employee savings and stock ownership plans of the Company or certain of its former affiliates, this Proxy/Authorization Card also provides voting instructions for shares held for the account of the undersigned in such plans. The Trustee for the relevant plan will vote the undersigned's shares as directed, provided voting instructions are properly received by 3:00 p.m. (East Coast time) on May 11, 1999.

P
R
O
X
Y

SEE REVERSE
   SIDE

       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
                           MILLENNIUM CHEMICALS INC.
                         Annual Meeting of Shareholders
                                  May 14, 1999
                                   10:00 a.m.
                             The Oyster Point Hotel
                                146 Bodman Place
                              Red Bank, New Jersey

     Please mark your
     votes as in this
[X]  example.


     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.

     The Board of Directors recommends a vote FOR the election of directors and FOR proposal 2.


                           FOR        WITHHELD                      FOR      AGAINST   ABSTAIN
1. Election of Directors   [ ]           [ ]        2. Approval of  [ ]         [ ]      [ ]
   (see reverse)                                       independent
                                                       accountants.


For, except vote withheld from the following nominee(s):


-----------------------------

                                                   Discontinue Annual
                                                   Report Mailings for this [ ]
                                                   Account


SIGNATURE(S)____________________________________________  DATE________, 1999
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


       FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL




                           MILLENNIUM CHEMICALS INC.
                               VOTE BY TELEPHONE
                                  QUICK & EASY


Millennium Chemicals Inc. encourages you to take advantage of a cost-effective and convenient way to vote your shares--by telephone. This eliminates the need to return your Proxy/Authorization Card. You may vote by telephone 24 hours a day, 7 days a week. To access the telephone voting system, you must use a touch-tone telephone and follow the instructions below:

   Shareholders calling from the United States, Canada, Puerto Rico and the U.S. Virgin Islands may dial toll-free 1-800-652-8683 (1-800-OK2-VOTE). If you call from other locations, you may dial 201-324-0377, and you will bear the normal cost of international telephone access charges to use the telephone voting service.

   When requested, enter the last 4 digits of your U.S. Social Security Number (if you have one) and your Voter Control Number printed in the box above, just below the perforation. If you do not have a U.S. Social Security Number, you can enter your Voter Control Number only.

   The instructions will lead you through the simple voting process.

Telephone voting provides the same authorization to vote your shares as if you marked, signed, dated and returned your Proxy/Authorization Card. If you vote by telephone, please do not mail your Proxy/Authorization Card.

                             THANK YOU FOR VOTING.





                              STATEMENT OF DIFFERENCES
                              ------------------------

The British pound sign shall be expressed as ............................... 'L'
The registered trademark symbol shall be expressed as ...................... 'r'